Exhibit 99.1

Sono-Tek to Present at the Planet MicroCap Showcase: VEGAS in partnership with MicroCapClub

Wednesday, April 23, 2025 & 1x1 Meetings on Thursday, April 24, 2025

MILTON, N.Y., April 9, 2025 – Sono-Tek Corporation (Nasdaq: SOTK), the leading developer and manufacturer of ultrasonic coating systems, today announced that it will be presenting at the Planet MicroCap Showcase: VEGAS 2025 in partnership with MicroCapClub on Wednesday, April 23, 2025 at 1:30 PM ET.

Dr. Christopher L. Coccio, Executive Chairman and Steve Harshbarger, CEO & President of Sono-Tek will be hosting the presentation and answering questions at the conclusion. To view a recent video interview:

https://www.youtube.com/watch?v=_x_MA80FvnY

To access the live presentation, please use the following information:

Planet MicroCap Showcase: VEGAS 2025 in partnership with MicroCapClub

Date: Wednesday, April 23, 2025

Time: 1:30 PM ET

Webcast: https://event.summitcast.com/view/YNz6mnmEsXyrdRxb78w2nX/guest_book?session_id=ecgovR2aoNzozG92jKn2v5

If you would like to book 1x1 investor meeting and to attend the Planet MicroCap Showcase: VEGAS 2025 in partnership with MicroCapClub, please make sure you are registered here: https://www.meetmax.com/sched/event_113149/conference_register.html

1x1 meetings will be scheduled and conducted in person at the conference venue: Paris Hotel & Casino in Las Vegas, NV

The Planet MicroCap Showcase: VEGAS 2025 in partnership with MicroCapClub website is available here: https://www.meetmax.com/sched/event_113149/conference_home.html

If you can’t make the live presentation, all company presentations “webcasts” will be available directly on the conference event platform on this link under the tab “Agenda”: https://www.meetmax.com/sched/event_113149/conference_presentations.html?bank_access=0&event_id=113149

About Sono-Tek

Sono-Tek Corporation is a global leader in the design and manufacture of ultrasonic coating systems that are shaping industries and driving innovation worldwide.  Our ultrasonic coating systems are used to apply thin films onto parts used in diverse industries including microelectronics, alternative energy, medical devices, advanced industrial manufacturing, and research and development sectors worldwide.  Sono-Tek's inroads into the clean energy sector are showing transformative results in next-gen solar cells, fuel cells, green hydrogen generation, and carbon capture applications.

Our product line is rapidly evolving, transitioning from R&D to high-volume production machines with significantly higher average selling prices, showcasing our market leadership and adaptability. Our comprehensive suite of thin film coating solutions and application consulting services are expected to generate unparalleled results for our clients and help some of the world's most promising companies achieve technological breakthroughs and bring them to the market. The Company strategically delivers its products to customers through a network of direct sales personnel, carefully chosen independent distributors, and experienced sales representatives, ensuring efficient market reach across diverse sectors around the globe.

The Company’s solutions are environmentally friendly, efficient and highly reliable, and enable dramatic reductions in overspray, savings in raw material, water and energy usage and provide improved process repeatability, transfer efficiency, high uniformity and reduced emissions.

Sono-Tek’s growth strategy is focused on leveraging its innovative technologies, proprietary know-how, unique talent and experience, and global reach to further develop thin film coating technologies that enable better outcomes for its customers’ products and processes. For further information, visit www.sono-tek.com.

About Planet MicroCap

Planet MicroCap is a global multimedia financial news, publishing and events company for the MicroCap investing community. We have cultivated an active and engaged audience of folks that are interested in learning about and to stay ahead of the curve in the MicroCap space. If you would like to attend the Planet MicroCap Showcase: VEGAS 2025 in partnership with MicroCapClub, please register here:

https://www.meetmax.com/sched/event_113149/conference_register.html

For more information:

Sono-Tek Corp.

Stephen J. Bagley

Chief Financial Officer

Ph: (845) 795-2020

info@sono-tek.com

Investor Relations

Kirin Smith

PCG Advisory, Inc.

ksmith@pcgadvisory.com